                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                            SCHEDULE 14A INFORMATION

                                 AMENDMENT NO. 1

                                 PROXY STATEMENT
       (PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934)

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  | |

Check the appropriate box:
|X|   Preliminary Proxy Statement
| |   Definitive Proxy Statement
| |   Definitive Additional Materials
| |   Soliciting Materials Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                             CONTINUCARE CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                             CONTINUCARE CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

|X|   No Fee Required

| | Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

        (4) Proposed maximum aggregate value of transaction:

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

        (2) Form, Schedule or Registration No.:

        (3) Filing Parties:

        (4) Date Filed:
================================================================================

                             CONTINUCARE CORPORATION

                    80 S.W. 8TH STREET, MIAMI, FLORIDA 33131
                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON FEBRUARY 15, 2000


                              --------------------


To the Shareholders of Continucare Corporation:



         NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders of Continucare Corporation, a Florida corporation, will be held at 10:00 a.m., local time, on Tuesday, February 15, 2000, at the ____________________________,
Miami, Florida, for the following purposes:


         (1) The election of three members to our Board of Directors to hold office until Continucare's 2000 Annual Meeting of Shareholders or until their successors are duly elected and qualified;


         (2) To approve the restructuring of our convertible subordinated notes; and


         (3) The transaction of such other business as may properly come before the annual meeting and any adjournments or postponements thereof.


         The Board of Directors has fixed the close of business on January 12, 2000 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment(s) or postponement(s) thereof.


         Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                By Order of the Board of Directors


                                Spencer J. Angel

                                PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                CHIEF OPERATING OFFICER



Miami, Florida

January __, 2000


THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND
THE MEETING IN PERSON. ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR
PROXY AND VOTE THEIR SHARES IN PERSON.

                       1999 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                             CONTINUCARE CORPORATION
                           --------------------------

                                 PROXY STATEMENT

                           --------------------------


         This proxy statement is furnished in connection with the solicitation by the board of directors of Continucare Corporation, a Florida corporation, of proxies from the holders of our common stock, par value $.0001 per share, for use at the 1999 Annual Meeting of Shareholders of Continucare to be held at 10:00 a.m., local time, on Tuesday, February 15, 2000, at _____________________,
Miami, Florida, or at any adjournment(s) or postponement(s) thereof, pursuant to the foregoing notice of annual meeting of shareholders. This proxy statement and the enclosed form of proxy are first being sent to holders of our common stock on or about January __, 2000.


         Shareholders should review the information provided herein in conjunction with the Continucare's 1999 annual report to shareholders, which accompanies this proxy statement. Continucare's principal executive offices are located at 80 S.W. 8th Street, Miami, Florida 33131 and its telephone number is
(305) 350-7515.

                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of our board of directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the annual meeting or by filing with Continucare's Secretary at our headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by Continucare at or prior to the annual meeting.

         The cost of preparing, assembling and mailing this proxy statement, the notice of annual meeting of shareholders and the enclosed proxy is to be borne by Continucare. In addition to the use of mail, our employees may solicit proxies personally and by telephone and facsimile. Our employees will receive no compensation for soliciting proxies other than their regular salaries. Continucare may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing.

                             PURPOSES OF THE MEETING

         At the annual meeting, our shareholders will consider and vote upon the following matters:

         (1) The election of three members to our board of directors to hold office until our 2000 annual meeting of shareholders or until their successors are duly elected and qualified;


         (2) To approve the restructuring of our convertible subordinated notes; and


         (3) The transaction of such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.


         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted for the election of the nominees for director named below and in favor of the other matters presented. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS


         The board of directors has set the close of business on January 12, 2000 as the record date for determining shareholders of Continucare entitled to notice of and to vote at the annual meeting. As of the record date, there were 14,704,091 shares of common stock outstanding. Only the holders of issued and outstanding shares of common stock are entitled to vote at the annual meeting. Shareholders do not have the right to cumulate their votes, and are entitled to one vote for each share held. Shareholders do not have rights of appraisal or similar rights of dissenters under the Florida Business Corporation Act, with respect to any of the proposals set forth in this proxy statement.


         The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum with respect to all matters presented. Directors will be elected by a plurality of the votes cast by the shares of common stock represented in person or by proxy at the annual meeting. Approval of the restructuring of the convertible subordinated notes will be approved if the majority of the votes cast in person or by proxy vote in favor of the proposal. Any other matter that may be submitted to a vote of the shareholders will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares voted in opposition to the matter, (unless such matter is one for which a greater vote is required by law or by the Company's Articles of Incorporation or Bylaws). If less than a majority of outstanding shares entitled to vote are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date, time or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken.

         Prior to the annual meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the annual meeting and will be counted as votes cast at the annual meeting, but will not be counted as votes cast for or against any given matter.

         A broker or nominee holding shares registered in its name, or in the names of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, has the discretion to vote the beneficial owner's shares with respect to the election of directors. If a matter has been included in the proxy to which a broker or nominee would not have discretionary voting power under applicable American Stock Exchange rules, any broker or nominee "non-votes" would not be considered as shares entitled to vote on the subject matter and therefore would not be considered by the inspector when counting votes cast on the matter.

                               SECURITY OWNERSHIP


         The following table sets forth certain information as of December 27, 1999 concerning the beneficial ownership of the common stock by (i) each person known by Continucare to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of the directors and director nominees who own our shares, (iii) Named Executive Officers (as defined hereafter), and (iv) all of our executive officers and directors as a group. All holders listed below have sole voting power and investment power over the shares beneficially owned by them, except to the extent such power may be shared with such person's spouse.



              NAME AND ADDRESS                      AMOUNT AND NATURE OF                     PERCENT OF
             OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP(1)                 COMMON STOCK(2)
             -------------------                   -----------------------                 ---------------
Charles M. Fernandez                                       1,454,167(3)                          9.8%
   80 S.W. 8th Street
   Miami, FL 33131

Spencer J. Angel                                             200,800(4)                          1.4
   80 S.W. 8th Street
   Miami, FL 33131

Dr. Phillip Frost                                          2,549,533(5)                         16.3
   4400 Biscayne Boulevard
   Miami, FL  33137

Neil Flanzraich                                                    0                              0
   4400 Biscayne Boulevard
   Miami, FL  33137

Carlos E. Padron                                              10,000                              *
   338 Minorca Avenue
   Coral Gables, FL 33134

Strategic Investment Partners, Ltd.                        2,250,000(6)                         15.3
   Kaya Flamboyan 9
   Willemstad, Curacao
   Netherlands Antilles

Franklin Resources, Inc.                                   2,620,607(7)                         15.1
   777 Mariners Island Boulevard
   San Mateo, CA

Pecks Management Partners Ltd.                             1,862,069(7)                         11.2
   One Rockefeller Plaza
   Suite 900
   New York, NY

All directors and executive officers                       4,214,500(8)                         28.2
   as a group (5 persons)


--------------------

*     Less than one percent.

(1) For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Exchange Act; the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of the Exchange Act. Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security he or she has or shares the power to vote or direct the voting of such security or the power to dispose of or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security.

(2)   Based on 14,740,091 shares outstanding as of December 27, 1999.

(3) Includes (i) 1,316,667 shares of Common Stock are owned of record by the Fernandez Family Limited Partnership, (ii) 27,500 shares held directly by Mr. Fernandez and (iii) 110,000 shares of Common Stock underlying options granted that are currently exercisable.
(4) Includes (i) 800 shares held by Arkangel, Inc. and (ii) 200,000 shares held by Harter Financial, Inc.
(5) Based on the most recent Schedule 13D, includes (i) shares owed beneficially through Frost Nevada Limited Partnership and Frost-Nevada Corporation and (ii) 75,000 shares of common stock underlying options granted that are currently exercisable.

(6) Based on the most recent Schedule 13D, beneficial ownership of these shares is shared by (i) Quasar Strategic Partners LDC, (ii) Quantum Industrial Partners LDC, (iii) QIH Management Advisor, L.P., (iv) QIH Management, Inc., (v) Soros Fund Management LLC, (vi) Mr. Stanley F. Druckenmiller and (vii) Mr. George Soros.

(7) Represents shares of Common Stock that may be issued upon the conversion (at a conversion price of $7.25) of 8% Convertible Subordinated Notes due 2002 issued by the Company on October 30, 1997. Share information based on the most recent Schedule 13G.
(8) Includes 185,000 shares of Common Stock underlying options granted that are currently exercisable.


         In connection with the restructuring of the Company's convertible subordinated notes as described in Proposal No. 2, Continucare will be issuing 15,500,000 shares of common stock to the noteholders and 3,000,000 shares of common stock to the guarantors of Continucare's financing. The table above does not give effect to the issuance of these additional shares. See "Restructuring Overview" in Proposal No. 2.

                              ELECTION OF DIRECTORS

                                (PROPOSAL NO. 1)

         Three persons are nominated for election as directors to serve until the next annual meeting of shareholders and until each director's successor is duly elected and qualified. Although we anticipate that all of the nominees will be able to serve, if any nominee is unable or unwilling to serve at the time of the annual meeting, proxies solicited hereunder will be voted in favor of the remaining nominees, if any, and for such other persons as may be designated by the board of directors, unless directed by a proxy to do otherwise.

         Mr. Charles M. Fernandez, Dr. Phillip Frost and Mr. Spencer J.
Angel are the three persons nominated as directors. Each of the director nominees is a current member of the board of directors. Biographical information for the director nominees is set forth under "Management" below. Neil Flanzraich and Carlos E. Padron, current members of the board of directors, are not standing for re-election as directors.

                                   MANAGEMENT

         The executive officers and directors of Continucare are as follows:


NAME                                        AGE    POSITION
----                                        ---    ---------
Charles M. Fernandez*.............          37     Chairman of the Board

Phillip Frost, M.D.*..............          63     Vice Chairman of the Board

Spencer J. Angel*.................          33     President, Chief Executive Officer, Chief Operating Officer and
                                                   Director

Neil Flanzraich...................          56     Director

Carlos E. Padron..................          34     Director

--------------
* Director nominees.


         CHARLES M. FERNANDEZ, the Chairman of the Board, is the president and chief executive officer of Big City Radio, a New York company that owns and operates a network of radio stations. Mr. Fernandez co-founded Continucare in February 1996 and served as its Chairman of the Board, President and Chief Executive Officer from the Company's inception until November 1, 1999, at which time he resigned as the President and Chief Executive Officer. Since 1985 and prior to founding Continucare, Mr. Fernandez was the Executive Vice President and Director of Heftel Broadcasting Corporation ("HBC"), a public company owning a network of radio stations. At HBC, Mr. Fernandez was involved in the acquisition of 17 broadcast companies and played an instrumental role in HBC's growth in revenues from $4 million in 1985 to approximately $65 million in 1995. Mr. Fernandez has also been a director of IVAX Corporation, a Florida corporation ("IVAX") since June 1998. From July 1999 until November 1999, Mr. Fernandez served as the Chairman of Hispanic Internet Holdings, Inc., a Spanish online service provider that was acquired by Big City Radio in 1999.


         PHILLIP FROST, M.D. has served as Vice Chairman of Continucare since September 1996. Dr. Frost has served, since 1987, as Chairman of the Board and Chief Executive Officer of IVAX, the world's largest generic pharmaceutical manufacturer. He served as IVAX's President from July 1991 until January 1995. He was the Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1970 to 1992. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceutical, Inc. from 1972 to 1986. He is Vice Chairman of the Board of Directors of North American Vaccine, Inc., Chairman of the Board of Directors of Whitman Education Group, which is engaged in proprietary education and a director of Northrup Grumman which is in the aerospace industry. He is Vice Chairman of the Board of Trustees of the University of Miami and a member of the Board of Governors of the American Stock Exchange.

         SPENCER J. ANGEL has served as the Company's President and Chief Executive Officer since the resignation of Mr. Fernandez on November 2, 1999. Previously he served as the Company's Executive Vice President and Chief Operating Officer since July 12, 1999, and he served as a member of the Board of Directors since September 30, 1999. Mr. Angel has served, since 1996, as director and president of Harter Financial, Inc., a diversified financial consulting firm. See "Certain Relationships and Related Transactions." In 1999, Mr. Angel served as president and chief executive officer of Medical Laser Technologies, Inc., a company that produces digital x-ray picture archiving and communications systems for cardiac catheterization labs. He was the secretary, treasurer and director of Autoparts Warehouse, Inc., an auto parts retail and service company, from September 1997 to January 1999. From December 1994 through August 1996 Mr. Angel was President of 5 East 41 Check Cashing Corp., a company engaged in the payroll service and armored car business. From November 1991 to 1994 Mr. Angel was an associate attorney with Platzer, Fineberg & Swergold, a law firm specializing in corporate financial reorganizations.

         NEIL FLANZRAICH has served as a director of the Company since the 1998 annual meeting on January 26, 1999. He has served as the Vice Chairman and President of IVAX since May 1998. From September 1995 to May 1998, Mr. Flanzraich was a shareholder and served as Chairman of the Life Sciences Legal Practice at the law firm of Heller Erhman White & McAuliffe. Prior to his position at the law firm, Mr. Flanzraich was the Senior Vice President and General Counsel of Syntex Corporation, an international diversified life science company, which was acquired by Roche Holding, Ltd.

         CARLOS E. PADRON was appointed as a director in October 1999. He is a partner with the law firm of Vila, Padron & Carrillo, P.A. and has practiced with the firm since 1991. Mr. Padron also serves on the board of Caribbean Cigar Company, S.A., Inter-Continental Cigar Corporation and Transcontinental Investment, Inc.

         Officers serve at the pleasure of the board of directors, subject to the terms of any employment agreements. See "-Employment Agreements."


BOARD OF DIRECTORS UPON RESTRUCTURING



         In connection with the terms proposed restructuring of our 8% convertible subordinated notes as further described in Proposal No. 2 set forth herein, the board of directors will increase the size of the board by four members, two of which will be nominees of the noteholders and two of which will be nominees of the remaining board members. At this time the noteholders have submitted Robert J. Cresci and Patrick M. Healy as their director nominees. See "Proposal to Approve the Restructuring of our Convertible Subordinated Notes--Director Nominees of the Noteholders" for the biographies of these individuals.


DIRECTOR COMPENSATION

         Mr. Fernandez receives an annual salary of $50,000 for serving as the Chairman of the Board of Continucare; however the other directors do not receive any cash compensation for service on the board of directors but may be reimbursed for certain expenses in connection with attendance at board of director meetings or other meetings on our behalf. Our directors are eligible to receive options under the Continucare Stock Option Plan.

         Mr. Angel receives an annual salary of $250,000 as the President, Chief Executive Officer and Chief Operating Officer of Continucare. Additionally, he is eligible to receive a bonus equal to 7% of Continucare's earnings before interest, taxes, depreciation and amortization in excess of $3 million for the fiscal year.

         See "Executive Compensation and Other Information -- Employment Agreements."

COMMITTEES AND MEETINGS

         During fiscal year 1999, the Board of Directors held eight meetings and took certain actions by unanimous written consent. Each director attended at least 75% of the aggregate of (i) the number of such meetings, and (ii) the number of meetings of Committees of the Board held during fiscal year 1999 during the period of such director's service, except for Dr. Elias Ghanem, who resigned as a director and from the compensation committee in January 1999.

         The compensation committee currently consists of Dr. Phillip Frost (Chairman), and Neil Flanzraich. Dr. Elias Ghanem and Mark J. Hanna served on the compensation committee until their resignations from the board of directors in January 1999 and February 1999, respectively. Mr. Flanzraich was appointed to the compensation committee upon Dr. Ghanem's resignation in January 1999. The compensation committee met once during fiscal year 1999. The primary function of the compensation committee is to review and approve our compensation policies and practices, propose compensation levels for directors and officers, and propose changes in our benefit plans.

         The audit committee is currently composed of Dr. Frost (Chairman), Mr. Flanzraich and Mr. Angel. Mr. Hanna and Richard B. Frost served as members of the audit committee until their resignations in February 1999. Upon their resignation, Dr. Frost was appointed to the committee. Mr. Kenneth Looloian, the former chairman of the audit committee, resigned from the board of directors in September 1999. Upon his resignation, Dr. Frost was appointed chairman of the audit committee and Mr. Flanzraich became a member of the committee Mr. Angel was appointed to this committee in September 1999. The audit committee met once during fiscal year 1999. The primary function of the audit committee is to assist the board of directors in fulfilling its responsibilities with respect to the accounting and financial reporting practices of Continucare, and to address the scope and expense of audit and related services provided by our independent accountants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Dr. Phillip Frost, Chairman of our compensation committee, is also a director and executive officer of IVAX Corporation. Mr. Fernandez serves on the board of directors of IVAX Corporation. During fiscal 1999, Mr. Fernandez served on the board of directors of Frost Hanna Capital Group, Inc. Mark Hanna, president and a director of Frost Hanna Capital Group, Inc., served on our compensation committee in fiscal 1999 until his resignation in February 1999.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth certain summary information concerning compensation paid or accrued by Continucare and its subsidiaries for the fiscal years 1997, 1998 and 1999 to or on behalf of (i) the Chief Executive Officer who was serving at the end of the last fiscal year, (ii) the most highly compensated executive officers who was serving as executive officers at the end of the last fiscal year, each of whose total annual salary and bonus, determined as of the end of the fiscal year ended June 30, 1999, exceeded $100,000 and (iii) two individuals for whom disclosure would have been provided, but for the fact that they were not serving as executive officers at the end of the last fiscal year (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                      ANNUAL COMPENSATION                            -----------------
                               -----------------------------------       OTHER       NO. OF SECURITIES
         NAME AND              FISCAL                                    ANNUAL         UNDERLYING        ALL OTHER
    PRINCIPAL POSITION          YEAR      SALARY ($)     BONUS ($)    COMPENSATION        OPTIONS        COMPENSATION
-------------------------      ------     ---------      --------     ------------   -----------------  --------------
Charles M. Fernandez,           1999        352,782        15,000             (1)               -0-               -0-
  President and Chief           1998        334,547            -0-            (1)          100,000                -0-
  Executive Officer(2)...       1997        327,880        70,000(7)    36,360(3)               -0-               -0-

Susan Tarbe, Executive          1999        184,230            -0-            (1)                             50,000(4)
  Vice President and            1998        168,462            -0-            (1)               -0-            3,167(5)
  General Counsel(6).....       1997         97,000        40,000(7)          (1)          100,000             1,118(5)

Norman B. Gaylis, M.D.
  Senior Vice President,
  Chief Operating               1999        328,846            -0-            (1)               -0-               -0-
  Officer of Physician          1998        464,193            -0-            (1)           50,000                -0-
  Practice Division(8)...       1997         92,094        50,000(9)       -0-                  -0-               -0-

Bruce Altman
  Chief Financial               1999        104,615        10,000             (1)           62,500                -0-
  Officer(10)............

-------------------

(1) The total perquisites and other personal benefits provided is less than 10% of the total annual salary and bonus to such officer.
(2) Mr. Fernandez resigned as President and Chief Executive Officer in November 1999.
(3)   Includes $13,155 in car allowance and $20,205 in insurance benefits.
(4) Includes a severance payment of $25,000 in August 1999 and a severance payment of $25,000 in September 1999.
(5) Reflects matching contributions to the Company's 401(k) plan which is earned during the fiscal year indicated but not paid until the following fiscal year.
(6) Mrs. Tarbe joined the Company in September 1996 and resigned in September 1999.
(7) Includes a signing bonus in the amount of $2,500 and a bonus paid in September 1997 for services rendered in fiscal 1997.
(8)   Dr. Gaylis joined the Company in April 1997 and resigned in March 1999.
(9)   Represents a bonus paid in fiscal 1998 for services rendered in fiscal
      1997.
(10)  Mr. Altman joined the Company in October 1998 and resigned in April 1999.

OPTION GRANTS DURING FISCAL 1999

         OPTION GRANTS TABLE. The following table sets forth certain information concerning grants of stock options made during fiscal 1999 to each of the Named Executive Officers. We did not grant any stock appreciation rights in fiscal 1999.

                                     INDIVIDUAL OPTION GRANTS IN 1999 FISCAL YEAR
----------------------------------------------------------------------------------------------------------------------
                            SHARES OF                                                POTENTIAL REALIZABLE VALUE AT
                           COMMON STOCK                                           ASSUMED ANNUAL RATES OF STOCK PRICE
                            UNDERLYING      % OF TOTAL                              APPRECIATION FOR OPTION TERM (1)
                             OPTIONS        GRANTED TO      OPTION   EXPIRATION  -------------------------------------
          NAME               GRANTED         EMPLOYEES     PRICE($)    DATE              5%                10%
----------------------    --------------    -----------    --------  ----------  ---------------   -------------------
Charles M. Fernandez                0            --          --          --              --                 --
Susan Tarbe                         0            --          --          --              --                 --
Norman B. Gaylis, M.D.              0            --          --          --              --                 --
Bruce Altman                   62,500(2)         38.5%(3)    $5.125    7/15/99         201,443            510,496

------------------
(1) The dollar amounts set forth in these columns are the result of calculations at the five percent and ten percent rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, of the market price of the Common Stock.
(2) Mr. Altman resigned from his position as Chief Financial Officer in April 1999 and his options expired in July 1999.
(3)   Based upon 162,500 options granted during fiscal 1999.

AGGREGATED OPTION EXERCISES IN 1999 AND YEAR END OPTION VALUES

         The following table sets forth information with respect to (i) the number of unexercised options held by the Named Executive Officers as of June 30, 1999, and (ii) the value as of June 30, 1999 of unexercised in-the-money options. No options were exercised by any of the Named Executive Officers in 1999.


                                        NUMBER OF SECURITIES                         VALUE OF UNEXERCISED
                                   UNDERLYING UNEXERCISED OPTIONS                    IN-THE-MONEY OPTIONS
                                          AT JUNE 30, 1999                          AT JUNE 30, 1999 ($)(1)
                                 -----------------------------------          -----------------------------------
                                 EXERCISABLE           UNEXERCISABLE          EXERCISABLE           UNEXERCISABLE
                                 -----------           -------------          -----------         ---------------
Charles M. Fernandez                110,000                25,000                  0                      0
Susan Tarbe                          80,000                20,000                  0                      0
Norman B. Gaylis, M.D.               33,334                16,666                  0                      0
Bruce Altman                         31,250                31,250                  0                      0

------------------
(1) Market value of shares covered by in-the-money options on June 30, 1999, less option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

EMPLOYMENT AGREEMENTS


         The Company entered into employment agreements with Spencer J. Angel, Charles M. Fernandez, Susan Tarbe, Norman B. Gaylis and Bruce Altman. Mr. Angel's employment agreement is for a one year period with additional year automatic renewals and provides for an annual base salary of $250,000. Additionally, he is eligible to receive a bonus equal to 7% of Continucare's earnings before interest, taxes, depreciation and amortization in excess of $3 million for the fiscal year. The agreement may be terminated by either party with or without cause upon 60 days notice prior to an anniversary date of the agreement. Pursuant to the terms of his agreement, Mr. Angel is prohibited from competing with Continucare for a one year period following his termination of his employment with Continucare. In the event that Mr. Angel is terminated without cause, Mr. Angel is entitled to his base salary through the end of the term of the agreement and any unpaid accrued bonus.



         Mr. Fernandez's employment agreement was for a term of three years plus one additional year for each year of service and became effective on September 11, 1996, and provided for an annual base salary of $350,000 and a bonus of $100,000 payable in 20 equal installments of $5,000 over the first five years of such agreement. In June 1999 Mr. Fernandez voluntarily reduced his annual salary to $275,000. In October 1999 Mr. Fernandez entered into an employment modification agreement which provided for the further reduction in Mr. Fernandez's annual salary to $250,000 and a performance bonus for the fiscal year commencing July 1, 1999, to equal 5% of Continucare's earnings before interest, taxes, depreciation and amortization ("EBITDA") in excess of $3 million for the fiscal year. His modified employment agreement provides that if Mr. Fernandez was terminated without cause, Mr. Fernandez was entitled to receive his base salary for one year after his termination. Pursuant to the terms of his modified agreement, Mr. Fernandez was prohibited from competing with Continucare for a period of six months following his termination, unless terminated without cause. Mr. Fernandez resigned from his position as President and Chief Executive Officer of Continucare in November 1999 in order to take the position of president and chief executive officer of Big City Radio, a New York company that owns and operates a network of radio stations. Upon his resignation, his employment agreement was modified to provide for an annual salary of $50,000, payable during his term as Chairman of the Board of Directors.



         Ms. Tarbe's employment agreement, as amended, was effective until August 24, 2001, and provided for an annual base salary of $185,000 and a bonus as may be determined by the Chairman and approved by the Board. Under the terms of Ms. Tarbe's employment agreement, she received an option to purchase 100,000 shares of the Company at $5.00 per share. Upon a change in control of the Company, Ms. Tarbe was entitled to an acceleration of the remainder of her employment agreement and automatic vesting of any unvested portion of her aforementioned option. Ms. Tarbe resigned from Continucare in September 1999 in order to pursue other business interests, at which time her employment agreement was terminated. Ms. Tarbe received $50,000 in severance payments.



         Dr. Gaylis' employment agreement was for a period of four years commencing April, 1997, and provided for an annual base salary of $450,000 renewable at the sole discretion of the Company, subject to adjustment upon certain conditions. Under the terms of Dr. Gaylis' employment agreement, Dr. Gaylis was entitled to annual incentive compensation of 50% of EBITDA derived from his professional services at designated offices where EBITDA is in excess of $365,000. Dr. Gaylis is prohibited from competing with the Company and soliciting any employee or contractor of the Company for the duration of his employment agreement and for a period of two years thereafter. Additionally, Dr. Gaylis is prohibited from disclosing confidential information. Dr. Gaylis resigned from Continucare in March 1999 in order to pursue other business interests, at which time his employment agreement was terminated.



         Mr. Altman's employment agreement was for a period of two years commencing on August 24, 1998 and provided for an annual base salary of $160,000 and a bonus equal to at least 10% of his base salary and any additional bonus as may have been determined by the compensation committee. Under the terms of Mr. Altman's employment agreement, he received an option to purchase 62,500 shares of common stock at a $5.125 exercise price. Upon a change of control, Mr. Altman was entitled to an acceleration of the remainder of his employment agreement, up to a maximum of one year salary and the automatic vesting of the stock option. Mr. Altman resigned from Continucare in April 1999 in order to pursue other business interests, at which time his employment agreement was terminated.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Under rules established by the Securities and Exchange Commission, the Compensation Committee of the Board of Directors of the Company is required to provide a report explaining the rationale and considerations that led to fundamental compensation decisions affecting the Company's executive officers (including the Named Executive Officers) during the past fiscal year.

         GENERAL. The Compensation Committee is comprised of non-employee directors and is responsible for setting and administering policies that govern annual compensation of the Company's executive officers, as well as the Company's stock option plan. The Compensation Committee's general philosophy with respect to the compensation of the Company's executive officers is to offer competitive compensation programs designed to attract key executives to the Company and to recognize an individual's contribution and personal performance. Such compensation programs include a base salary and an annual performance-based bonus as well as stock option plans designed to provide long-term incentives. In addition, the Compensation Committee may recommend the grant of discretionary bonuses to the Company's executive officers. The Committee did not establish performance targets or adopt any bonus plan for fiscal 1999.

         In establishing the Company's executive compensation program, the Compensation Committee takes into account current market data and compensation trends for comparable companies, and gauges achievement of corporate and individual objectives. Due to the Company's financial condition, Mr. Fernandez, the Company's former President and Chief Executive Officer, voluntarily reduced his salary. Performance bonuses and stock options grants to executive officers in prior fiscal years were structured to reinforce the achievement of both short and long term corporate objectives in addition to fostering a long-term perspective aligned with that of its shareholders; however, due to Continucare's financial condition, performance bonuses were not granted in fiscal 1999. The salaries for each of the Named Executive Officers is set forth in such executive's employment agreement.


                           Dr. Phillip Frost, Chairman

                                 Neil Flanzraich

PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the AMEX Market Value Index and the NASDAQ Health Services Index for the period of September 11, 1996 (the date a wholly owned subsidiary of the predecessor to the Company merged with and into Continucare (the "Merger") and the Company listed its Common Stock on the American Stock Exchange) to June 30, 1999.













                                            CUMULATIVE TOTAL RETURN
                                       -----------------------------------
                                          6/97        6/98        6/99
                                       ---------   ----------   ----------
Continucare Corporation       100          66          55           7
Amex Market Value             100         114         134         150
NASDAQ Health Services        100          97          95          90


CERTAIN TRANSACTIONS


         In May 1999 the Company entered into an agreement with Harter Financial, Inc. ("Harter") to assist it with a financial reorganization and to represent the Company in negotiating the restructuring of the Notes and a settlement with the noteholders. As compensation for its services, Harter received an initial fee of $50,000 on May 18, 1999. On October 18, 1999, the Board of Directors approved a final compensation package to be paid to Harter consisting of a cash payment of $150,000 and the issuance of 200,000 unregistered shares of the Company's common stock, which were valued at $112,500 based on the closing price of the Company's stock on the date of grant. Mr. Angel, the Company's President, Chief Executive Officer and Chief Operating Officer, is also the president and a 15% shareholder of Harter. However, as of May 18, 1999, Mr. Angel was not an officer or director of the Company.



         In April 1999 the Company sold substantially all of the assets of Rehab Management Systems, Inc., Integracare, Inc., J.R. Rehab Associates, Inc. and Continucare Occmed Services, Inc. to Kessler Rehabilitation Services, Inc. ("Kessler") for $5,500,000. Mr. Looloian, a director of the Company during fiscal 1999, was also a director of Kessler at the time of the sale.


         In February 1997, the Company entered into an agreement with Bally Total Fitness ("Bally"), relating to the establishment of outpatient rehabilitation centers at Bally fitness centers. During the fiscal year ended June 30, 1999, the Company earned $381,000 in management fees from Bally and, as of June 30, 1999, $760,442 was included in accounts receivable for these services. The Bally agreement was terminated in April 1999. Mr. Looloian, a director of the Company during fiscal 1999 is an affiliate of Bally.


         On April 10, 1997, the Company, through Continucare Physician Practice Management, Inc., a wholly owned subsidiary, acquired all of the outstanding stock of certain arthritis rehabilitation centers and affiliated physician practices, including practices (the "Practices') affiliated with Norman G. Gaylis, M.D., a former executive officer of the Company. In connection with the acquisition, the Company entered into a management agreement with ZAG Group, Inc. ("ZAG"). Dr. Gaylis owns a 33.3% interest in ZAG and is an officer of ZAG.

         Pursuant to the management agreement, ZAG agreed to provide services to Continucare Physician Practice Management, Inc., a subsidiary of Continucare (the "Subsidiary"), including the following: (i) manage and monitor the Subsidiary's inpatient, outpatient and other muscular-skeletal programs and all operations, policies and procedures relating thereto; (ii) assist with the recruitment and hiring of clinical and administrative staff for each program and/or physician practice owned and/or managed by the Subsidiary and monitor the Subsidiary's personnel needs; (iii) furnish various services and recommendations related to the fiscal operation of the Subsidiary; (iv) assist the Subsidiary in working with governmental agencies, third party payors and others to maintain existing and secure any additional necessary licenses, certification, permits, approvals, and reimbursement; (v) provide consultation to assist the Subsidiary in achieving efficient operation and compliance; and (vi) identify acquisition targets that satisfy the Subsidiary's quality, financial, geographic and other standards and the negotiation of such acquisitions up to the letter of intent. In consideration of the management services, the ZAG Group was paid an hourly rate, not to exceed $200,000 in the aggregate for the 12-month period ended March 31, 1998, and not to exceed $400,000 in the aggregate for the 12-month period ended March 31, 1999.



         In addition, the Company entered into a put/call agreement with ZAG, which allowed each of the parties to require the other party, after a two-year period, to either sell or purchase all the issued and outstanding capital stock of ZAG for a specified price to be paid in a combination of cash and common stock of the Company. In September 1998, the Company paid approximately $2,000,000 to ZAG in connection with an Agreement and Plan of Merger executed between the Company and ZAG which effectively canceled the put/call agreement. Cash of $115,000 was paid and the remaining $1,885,000 was paid by issuing 575,000 unregistered shares of the Company's common stock with a fair market value of approximately $1,600,000 on the date of issuance. However, in the event that the common stock issued does not have an aggregate fair market value of approximately $1,885,000 on October 15, 1999, the Agreement and Plan of Merger provided that the Company shall pay additional cash consideration or issue additional shares of its common stock so that the aggregate value of the stock issued is approximately $1,885,000. Based on the current market price of the Company's common stock, additional consideration of approximately $1,600,000 in cash, or approximately 2,352,000 shares of the Company's common stock, would have to be issued. However, as noted below, this additional consideration has not been paid and is in dispute.



         In November 1999, the Company commenced litigation against ZAG and its affiliated parties alleging breach of fiduciary duties, improper billing, and seeking return of all consideration previously paid by the Company to ZAG, and damages, as well as seeking rescission of the Agreement and Plan of Merger. If the action is unsuccessful Continucare may be required to pay in excess of $1,600,000 of additional consideration, in the form of either cash or stock, representing the difference between $1,885,000 and the fair market value of the 575,000 shares of Continucare common stock previously issued to ZAG in connection with the Agreement and Plan of Merger.



         As part of the Company's business rationalization program, in April 1999, the Company transferred to Dr. Gaylis certain of the assets and liabilities of Continucare Physician Practice Management, Inc.'s ("CPPM") Specialty Physician Practices. These assets included one physician practice, which operated from two locations (or 25% of the total physician practices held by the Company prior to this transaction). The physician practice transferred to Dr. Gaylis accounted for 37.3% of the Company's Specialty Physician Practice Divisions fiscal 1998 revenue and 21.0% of the Specialty Physician Practice Divisions fiscal 1999 total revenue.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all such reports they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners have been satisfied.

                      PROPOSAL TO APPROVE THE RESTRUCTURING
                      OF OUR CONVERTIBLE SUBORDINATED NOTES



                                (PROPOSAL NO. 2)



         Throughout fiscal 1999, we experienced adverse business operations. In order to avoid having to seek bankruptcy protection and in an effort to gain financial strength, we undertook a business rationalization program to divest certain unprofitable operations and close other underperforming subsidiaries. Additionally, we undertook a financial restructuring program to implement certain measures and strengthen our financial condition. The most significant component of the financial restructuring program involves the restructuring of our 8% convertible subordinated notes due 2002. On December 9, the noteholders executed a Consent to Supplemental Indenture to restructure the notes. The Consent and Supplemental Indenture are contingent on a number of factors. This proposal sets forth information on the notes, the restructuring of the notes and the terms of the Consent and Supplemental Indenture. The description of the Consent and Supplemental Indenture contained herein is qualified in its entirety by reference to the text of the Consent and the First Supplemental Indenture which is attached as Exhibit A and incorporated herein by reference.



OUR OPERATING HISTORY

         We developed and expanded our operations through acquisitions of healthcare related companies. The expenses and operational challenges associated with the integration of the acquired businesses and the difficulties in assimilating the operations of the acquired businesses coupled with the increased demand of management resources and personnel was detrimental to our financial stability. The process of integrating functions such as management information systems, claims administration and billing services, utilization management of medical services, care coordination and case management, quality and cost monitoring and physician recruitment, and other aspects of operations, while managing and often downsizing the entity, presented a significant challenge to our management.

         The continued integration of our acquired businesses and our future ability to control costs are important to our ongoing financial and operational performance. The anticipated benefits from several acquisitions were not achieved, and the operations of the acquired businesses were not successfully integrated in a timely manner. The process of integrating the acquired businesses caused the interruption and loss of momentum in the conduct of these businesses and had a material adverse effect on our operations, financial results and cash flows.

         Throughout fiscal 1999 we experienced adverse business operations. To strengthen Continucare financially, since the end of calendar 1998, we undertook a business rationalization program to divest certain unprofitable operations and close other underperforming subsidiary divisions and a financial restructuring program to strengthen our financial performance. In connection with the implementation of our business rationalization program, we sold or closed our outpatient rehabilitation division, diagnostic imaging division and specialty physician practices. These divestitures generated net cash proceeds of approximately $6,700,000 (after the payment of transaction costs and other costs such as employee-related costs). The business rationalization program has assisted with the commencement and implementation of our financial restructuring program and has allowed us to focus our resources on a core business model.

         Since December 31, 1998 we have not been in compliance with certain covenants under the terms of our $5 million credit facility with First Union National Bank. During April 1999, we used approximately $4.0 million of the net proceeds of the sale of our rehabilitation subsidiary to reduce the outstanding balance of the credit facility to $1.0 million. In connection with the payment, we entered into an amendment to the credit facility, which provided, among other things, for the repayment of the remaining outstanding principal balance of approximately $1.0 million to First Union by December 31, 1999.

         On April 30, 1999 we defaulted on our semi-annual payment of interest on our notes. In an effort to avoid bankruptcy and effect a successful completion of our business rationalization program and financial restructuring, we negotiated a settlement with the noteholders to address the restructuring of the notes.

ISSUANCE OF NOTES

         We issued 8% convertible subordinated notes due 2002 in the principal amount of $46,000,000 to qualified institutional buyers and to a limited number of institutional accredited investors on October 27, 1997. The notes became convertible into our common stock 60 days following the initial date of issuance and remain convertible until maturity, unless previously redeemed, at a conversion price of $7.25 per share, subject to certain adjustments. The interest on the notes is payable on April 30 and October 31 of each year, and the interest payments commenced on April 30, 1998. The notes are redeemable in whole or in part, at our option at any time on or after October 31, 2000. The notes and the common stock issuable upon the conversion of the notes were registered on a resale registration statement filed on December 24, 1997.


HISTORY OF NOTES


         On April 30, 1999, we defaulted on our semi-annual payment of interest on the notes. At that time negotiations with an informal committee of the noteholders commenced. In August 1998 we repurchased $1.0 million of the notes and in July 1999 we purchased $4.0 million of the notes for approximately $200,000. We defaulted on our semi-annual payment of interest in October 1999.


         In May 1999 we entered into an agreement with Harter Financial, Inc. to assist us with our financial reorganization and to represent us in negotiating the restructuring of the notes and a settlement with the noteholders. Mr. Angel is the president and 15% shareholder of Harter. As compensation for its services, Harter received an initial fee of $50,000. On September 29, 1999 we announced an agreement in principle with the noteholders to enter into a settlement and restructuring agreement with respect to the remaining $41.0 million principal balance and approximately $3.3 million of interest thereon accrued through October 31, 1999. The Board of Directors approved in October 1999 a final compensation package to be paid to Harter consisting of a cash payment of $150,000 and of 200,000 shares of the Company's common stock, which were valued at $112,500 based on the closing price of the Company's common stock on the date of grant.



         On September 29, 1999 we entered into a letter of intent and term sheet setting forth the terms of the restructuring, and in December 1999, each of the five noteholders executed a Consent to Supplemental Indenture to restructure the notes. The Consent and Supplemental Indenture are contingent on a number of factors. This proposal sets forth information on the notes, the restructuring of the notes and the terms of the Consent and Supplemental Indenture. The description of the Consent and Supplemental Indenture contained herein is qualified in its entirety by reference to the text of the Consent and the First Supplemental Indenture which are attached as Exhibit A and incorporated herein by reference.


RESTRUCTURING OVERVIEW


         The modification of the securities will eliminate at least 76% of the notes from our debt structure. We believe this is necessary to best ensure our long-term viability. We are asking our shareholders to approve the restructuring of the notes. If the restructuring of the notes is not approved by the shareholders, we will be unable to continue our operations and may be required to seek bankruptcy court protection and our shares may be delisted by the American Stock Exchange.



         The restructuring will eliminate $31 million of the remaining $41.0 million principal balance and approximately $3.3 million of interest thereon accrued through October 31, 1999. The Consent and Supplemental Indenture will not be fully effective unless and until approved by the shareholders at the meeting. Additionally, the Supplemental Indenture is conditioned upon Continucare obtaining a new $3.0 million secured credit facility. The new credit facility will be guaranteed by third party individual guarantors, and, as consideration for the guaranty, the guarantors shall be issued an aggregate of
3.0 million shares of our common stock. Such guarantors may be individuals affiliated with the Company. It is anticipated that we will obtain the credit facility and the guarantors shall guaranty the credit facility after obtaining approval of the restructuring by the shareholders at the annual meeting; however, there can be no assurance that such guaranty will be executed.

         The restructuring of the notes, pursuant to the terms of the Supplemental Indenture, include the following:


         o conversion of $31 million of the notes, on a pro forma basis, into 15.5 million (approximately 47% after giving effect for the 3.0 million shares to be issued in connection with the guaranty) of the issued and outstanding shares of our common stock;


         o forgiveness of interest payments through October 31, 1999 (approximately $3.3 million) and waiver of any event of default resulting from our failure to make the two interest payments in 1999;

         o waiver of interest payment default on the remaining $10.0 million principal balance of notes and reinstatement on our books and records as a performing non-default loan;

         o a reduction of the coupon rate from 8% per annum to 7% per annum effective as of November 1, 1999 on the remaining $10.0 million principal balance of the notes;

         o reduction of the conversion price from $7.25 to $2 on the $10 million of notes, effective November 1, 2000; and


         o increasing the number of directors on our Board by four members, two of which will be nominees of the noteholders and two of which will be nominees of the remaining board members.



         The restructuring, pursuant to the terms of the Supplemental Indenture, is contingent upon a number of conditions satisfied prior to February 15, 2000, including:



         o obtaining a loan from a financial institution for at least $3 million; and



         o obtaining guarantees from individual guarantors on the $3 million loan.



         Continucare is currently negotiating with financial institutions and third party guarantors regarding the $3 million line of credit; however, at this time there are no formal arrangements in place, and Continucare cannot be certain that the line of credit or the guaranty will be obtained.


DIRECTOR NOMINEES OF THE NOTEHOLDERS


         Upon the final approval of the proposed restructuring of our notes, the board of directors will increase the size of the board by four members, two of which will be nominees of the noteholders and two of which will be nominees of the remaining board members. At this time the noteholders have submitted Robert
J. Cresci and Patrick M. Healy as their director nominees.


         Since 1990, Mr. Cresci has been a Managing Director of Pecks Management Partners Ltd., an investment management firm and holder of approximately $13.5 million of Continucare's notes. Mr. Cresci currently serves on the boards of FIS International, Inc., Sepracor, Inc., Arcadia Financial, Ltd., Aviva Petroleum Ltd., Film Roman, Inc., Quest Education Corporation, Castle Dental Centers, Inc., Candlewood Hotel Co., Inc. SeraCare, Inc. and several private companies.

         Mr. Healy has served as President/Chief Administrative Officer and as a member of the Board of Directors for Mayo Health Plan, Inc. since its inception in June 1996. Previously, Mr. Healy was President/Chief Executive Officer and member of the Board of Directors for Cleveland Clinic Florida Health Plan from its inception in 1992 through 1996. Mr. Healy also served as Regional Director of Operations/Southeast Region and Executive Director Florida/Caribbean for The Travelers Insurance Company from 1990 through 1992.

STRUCTURE OF NOTES

         Set forth below are the terms of the current notes and the modified notes remaining after conversion of $31 million of the notes into 15,500,000 shares of our common stock.



                                                 CURRENT STRUCTURE OF NOTES                   NOTES AFTER RESTRUCTURING
                                 ---------------------------------------------------     ---------------------------------
Securities Offered...........    $41.0 million aggregate principal amount of 8%              $10 million of notes
                                 Convertible Subordinated Notes due 2002

Interest Payment Dates.......    October 31 and April 30                                     Same, except April 30, 1999
                                                                                             and October 31, 1999
                                                                                             payments were waived.

Maturity.....................    October 31, 2002.                                           Same.

Conversion...................    The notes are convertible into common stock at any time     Same, except, effective
                                 prior to maturity, unless previously redeemed, at a         November 1, 2000, the
                                 conversion price of $7.25 per share, subject to             conversion price is reduced
                                 adjustment under certain conditions. These adjustments      to $2.00.
                                 include (i) dividends (ii) the issuance to all
                                 holders of common stock of rights, warrants or
                                 options entitling them to purchase common stock
                                 at less than the current market value, (iii)
                                 subdivisions or combinations of common stock,
                                 (iv) distributions to holders of common stock
                                 evidences of indebtedness, cash or other
                                 assets, (v) distributions of cash to all
                                 holders of common stock and (vi) purchase of
                                 common stock pursuant to a tender offer in
                                 certain circumstances.

Redemption at Option of
   Company...................    The notes are redeemable, in whole or in part, at our       Same.
                                 option at any time on or after October 31, 2000, at the
                                 redemption prices (expressed as a percentage of the
                                 principal amount) set forth below for the 12-month period
                                 beginning October 31 of the years indicated:

                                                 2000 . . . . . . . 104.00%
                                                 2001 . . . . . . . 102.00%

                                 and thereafter at 100% of principal amount, together with accrued interest to the redemption date.




                                                 CURRENT STRUCTURE OF NOTES                   NOTES AFTER RESTRUCTURING
                                 ---------------------------------------------------     ---------------------------------


Repurchase at Option of
   Holders...................    If a Repurchase Event occurs, each noteholder will have      Same.
                                 the right, subject to certain conditions and
                                 restrictions, to require us to repurchase all outstanding
                                 Notes, in whole or in part, owned by such noteholder at
                                 101% of their principal amount plus accrued  interest,  if any, to the date of repurchase. If a Repurchase  Event
                                 were to occur, there is no  assurance that we would have
                                 sufficient funds to pay the repurchase price for all the
                                 Notes tendered bythe Holders thereof. The Company's
                                 ability to make such payments may be limited by its
                                 leverage and the terms of its then existing
                                 borrowing and other agreements. A Repurchase Event
                                 is deemed to have occurred if (i) a person, or group
                                 of people, other than the Company, an employee or
                                 director of the Company, becomes the beneficial
                                 owner entitling the person to more than 50% of the
                                 total voting power of the Company (ii) the Company
                                 sells or transfers substantially all of its assets,
                                 (iii) there is a consolidation or merger of the
                                 Company into another entity or another entity into
                                 the Company, except in certain circumstances, (iv) a
                                 change in the board of directors of the Company in
                                 which the individuals who constituted the board at
                                 the beginning of the 24-month period, together with
                                 directors approved by a vote of at least a majority
                                 of the directors then in office cease to constitute
                                 a majority of the directors, and (v) in certain
                                 other circumstances.


Certain Covenants............    The Indenture contains certain covenants that, among        Same.
                                 other things, limit our ability to make restricted
                                 payments and to enter into merger and similar
                                 transactions. These covenants are subject to
                                 important exceptions and qualifications.

Subordination................    The Notes are subordinated to all of our existing           Same.
                                 and future Senior Indebtedness and will be
                                 effectively subordinated to all indebtedness and
                                 other liabilities of our subsidiaries. Upon any
                                 payment or distribution of assets to creditors upon
                                 any liquidation, dissolution or bankruptcy or
                                 similar proceedings of the Company, the holders of
                                 Senior Indebtedness will be first entitled to
                                 receive payment in full of all amounts due before
                                 the noteholders are entitled to receive any payment
                                 or interest on the notes. The Indenture governing
                                 the Notes does not prohibit us from incurring
                                 additional Indebtedness, including Senior
                                 Indebtedness.



                                                 CURRENT STRUCTURE OF NOTES                   NOTES AFTER RESTRUCTURING
                                 ---------------------------------------------------     ---------------------------------


Registration Rights and          Pursuant to a registration rights agreement we filed a      Same.
   Transfer Restrictions.....    shelf registration statement to register the Notes and
                                 the common stock issuable upon conversion
                                 thereof. We agreed to use our best efforts to
                                 maintain the effectiveness of the shelf
                                 registration statement until the second
                                 anniversary of the closing of the sale of the
                                 notes or such shorter period ending when all
                                 the notes and common stock issuable upon the
                                 conversion thereof have been sold thereunder,
                                 except that we are permitted to suspend the use
                                 of the shelf registration statement during
                                 certain periods under certain circumstances.





ANTICIPATED RESULTS IF RESTRUCTURING IS NOT APPROVED


         If we do not complete the restructuring:

         o the principal and all accrued and unpaid interest on the notes will most likely be declared payable in full;

         o the $41.0 million principal amount of the notes will continue to be classified as a current liability on our balance sheet;

         o we may experience material adverse effects on our financial position and operation;

         o we may need to file a petition with the bankruptcy court to reorganize under applicable provisions of the Bankruptcy Code;

         o we may lose business if others begin to doubt our ability to timely satisfy our obligations; and

         o we will be unable to invest adequate capital in our business or make appropriate capital expenditures.

         A bankruptcy proceeding initiated in such circumstances, in our opinion, would be lengthy and perhaps contested and, therefore, could be expected to result in substantial disruption of business operations. We believe that in such circumstances our stockholders would most likely suffer a total loss of their investments, and our noteholders would likely recover no more, and potentially could recover substantially less than the recovery available through the restructuring.

VOTE REQUIRED AND RECOMMENDATION

         If a quorum exists, the number of votes cast favoring the proposal must exceed the number of votes cast opposing the proposal in order for the restructuring of the notes as set forth hereinabove to be approved.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO RESTRUCTURE THE NOTES.

                         PRO FORMA FINANCIAL INFORMATION



         The following unaudited pro forma condensed consolidated balance sheet is based upon the historical financial position of the Company at September 30, 1999. The following unaudited pro forma condensed consolidated statements of operations for the year ended June 30, 1999 and the three-month period ended September 30, 1999 give effect to the transactions as if they had occurred on July 1, 1998. The pro forma adjustments give effect to (a) the issuance of 15.5 million shares of common stock as a result of the conversion of $31 million of the Notes (b) forgiveness of the accrued interest on the Notes, (c) the issuance of 3 million shares of common stock to the guarantor(s) at a price per share of $0.625, which was the shares' closing price on December 20, 1999, and (d) the payment of $150,000 and the issuance of 200,000 shares of the Company's common stock to Harter Financial Inc. at a price per share of $0.5625, which was the shares' trading price on the date that the shares were granted (October 18, 1999).



            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1999




                                                                                  PRO FORMA          PRO FORMA
                                                                  HISTORICAL     ADJUSTMENTS          BALANCE
                                                                -------------    -----------       ------------
                            ASSETS
Current assets:
   Cash and cash equivalents...............................    $2,254,549          (150,000)(4)      $2,104,549
   Other current assets....................................       633,732                               633,732
                                                              -----------                           -----------
      Total current assets.................................     2,888,281                             2,738,281
   Equipment, furniture and leasehold improvements, net....       977,399                               977,399
   Cost in excess of net tangible  assets  acquired,  net
     of accumulated amortization of $4,162,597.............    21,700,747                            21,700,747
                                                                                 (2,151,398)(5)
   Deferred financing costs, net ..........................     2,151,398         1,875,000 (3)       1,875,000
   Other assets............................................        84,418                                84,418
                                                              -----------                           -----------
      Total assets.........................................   $27,802,243                           $27,375,845
                                                              -----------                           -----------

          LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
                                                                                $(6,680,833)(1)
                                                                                (22,219,167)(2)
   Convertible subordinated notes payable..................   $41,000,000       (12,100,000)(6)              --
   Interest payable........................................     3,011,342        (3,006,667)(1)           4,675
   Medical claims payable..................................     6,051,770                             6,051,770
   Current portion of long-term debt.......................     6,686,129                             6,686,129
   Other current liabilities...............................     4,737,195                             4,737,195
                                                              -----------                           -----------
      Total current liabilities............................    61,486,436                            17,479,769
   Long-term debt..........................................     1,656,380        12,100,000 (6)      13,756,380
                                                              -----------                           -----------
      Total liabilities....................................    63,142,816                            31,236,149
                                                                                      1,550 (1)
                                                                                        300 (3)
Common stock...............................................         1,455                20 (4)           3,325
Additional paid in capital.................................    32,910,465         9,685,950 (1)      44,583,595
                                                                                  1,874,700 (3)
                                                                                    112,480 (4)
                                                                                 22,219,167 (2)
                                                                                 (2,151,398)(5)
 Accumulated Deficit........................................  (62,827,792)         (262,500)(4)     (43,022,523)
 Treasury stock.............................................   (5,424,701)                           (5,424,701)
                                                              -----------                           -----------
       Total shareholders' deficit..........................  (35,340,573)                           (3,860,304)
                                                              -----------                           -----------
       Total liabilities and shareholders' deficit..........  $27,802,243                           $27,375,845
                                                              ===========                           ===========


NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET



(1) Represents issuance of 15,500,000 shares of common stock at $0.625 per share (the closing price on December 20, 1999), reversal of accrued interest through September 30, 1999 and reduction in the Notes balance as a result of the transaction
(2) To reduce the principal balance of the Notes to the total amount of the Company's expected future cash payments for principal and interest through the date of the Note's maturity in accordance with Financial Accounting Standards Board Opinion No. 15, ACCOUNTING BY DEBTORS AND CREDITORS FOR TROUBLED DEBT RESTRUCTURINGS and recognize the resulting gain on extinguishment of debt.
(3) To record issuance of 3,000,000 shares of common stock at $0.625 per share (the closing price on December 20, 1999) to the guarantors.
(4) To record payment of $150,000 in cash and issuance of 200,000 shares of common stock at $0.5625 per share (the closing price on October 18, 1999) to Harter Financial Inc.
(5)   To write off the unamortized deferred financing costs related to the Notes
(6) Reclassification of the remaining outstanding balance of the Notes from current to long-term liabilities.

     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (1)
                            YEAR ENDED JUNE 30, 1999



                                                                                PRO FORMA
                                                          HISTORICAL           ADJUSTMENTS          PRO FORMA
                                                      ------------------    --------------      -----------------
Revenue............................................    $182,526,752                               $182,526,752
Expenses
   Medical services................................     163,237,820                                163,237,820
   Payroll and employee benefits...................      13,797,555                                 13,797,555
   Provision for bad debts.........................       6,196,384                                  6,196,384
   General and administrative......................      12,085,046                                 12,085,046
   Write-down of long-lived assets.................      11,717,073                                 11,717,073
   Depreciation and amortization...................       5,791,982                                  5,791,982
   Loss on disposal of subsidiaries................      15,361,292                                 15,361,292
                                                       ------------                               ------------
     Subtotal......................................     228,187,152                                228,187,152
                                                       ------------                               ------------
Loss from operations...............................     (45,660,400)                               (45,660,400)
                                                                               3,280,000 (2)
                                                                                 672,756 (3)
Interest expense...................................      (5,145,212)            (625,000)(4)        (1,817,456)
Other income.......................................         163,869                                    163,869
                                                       ------------                               ------------
Loss before extraordinary item.....................     (50,641,743)                               (47,313,987)
Extraordinary gain on extinguishment of debt.......         130,977                                    130,977
                                                       ------------                               ------------
Net (loss).........................................    $(50,510,766)                              $(47,183,010)
                                                       ============                               ============

Basic and diluted income (loss) per common share:
   Loss before extraordinary item..................           $(3.50)                                    $(3.26)
   Extraordinary item..............................             $.01                                       $.01
   Net (loss)......................................           $(3.49)                                    $(3.25)

SEE NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (1)
                      THREE MONTHS ENDED SEPTEMBER 30, 1999



                                                                             PRO FORMA
                                                        HISTORICAL          ADJUSTMENTS              PRO FORMA
                                                        -----------         ------------             ----------
Revenue.........................................         $29,082,493                                  $29,082,493
Expenses:
   Medical services.............................          27,432,190                                   27,432,190
   Payroll and employee benefits................           1,869,559                                    1,869,559
   General and administrative...................           1,662,213                                    1,662,213
   Depreciation and amortization................             807,534                                      807,534
                                                         -----------                                  -----------
     Subtotal...................................          31,771,496                                   31,771,496
                                                         -----------                                  -----------
Loss from operations............................          (2,689,003)                                  (2,689,003)
                                                                                 820,000    (2)
                                                                                 168,189    (3)
Interest expense................................          (1,071,145)           (156,250)   (4)          (239,206)
Other income....................................             298,576                                      298,576
                                                         -----------                                  -----------
Loss before extraordinary item..................          (3,461,572)                                  (2,629,633)
Extraordinary gain on extinguishment of debt....           3,776,197                                    3,776,197
                                                         -----------                                  -----------
Net income......................................            $314,625                                   $1,146,564
                                                         ===========                                  ===========
Basic and diluted income (loss) per common share:
   Loss before extraordinary item...............               $(.24)                                       $(.18)
   Extraordinary item...........................                $.26                                         $.26
   Net income loss..............................                $.02                                         $.08


NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(1) The unaudited condensed consolidated statements of operations do not include the recognition of an extraordinary gain on extinguishment of debt of approximately $19,800,000 including the recognition of approximately $262,500 in costs associated with the restructuring for payments to Harter Financial, Inc. consisting of $150,000 in cash and the issuance of 200,000 shares of the Company's common stock.
(2)   Removal of interest expense on $41,000,000 of the Notes
(3) Removal of interest expense recognized on the amortization of deferred financing costs related to the Notes
(4) Amortization of $1,875,000 of deferred financing costs recorded upon issuance of 3,000,000 shares of stock to the guarantor(s) at a price per share of $0.625, using an amortization period of three years, the estimated length of time that the guarantee will be in place to secure additional financing for the Company.


         The amounts included herein have not been adjusted for income taxes because the Company believes it will be able to utilize certain of its net operating loss carryforwards to offset any income tax liabilities related to the transactions.


         The pro forma condensed consolidated financial information presented herein does not purport to represent what the Company's results of operations or financial position would have been had such transactions in fact occurred at the beginning of the periods presented or to project the Company's results of operation in any future period. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this proxy.



                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         Continucare's independent public accountants for the fiscal years ended June 30, 1998 and 1999 were and for the fiscal year 2000 will be the firm of Ernst & Young LLP. It is expected that representatives of such firm will (i) attend the annual meeting, (ii) have an opportunity to make a statement if they desire to do so, and (iii) be available to respond to appropriate questions.

         The accounting firm of Deloitte & Touche LLP represented us as our independent accountants during fiscal year 1997 and was dismissed by Continucare's Board of Directors on May 6, 1998. During Continucare's two most recent fiscal years and subsequent interim periods, for which Deloitte & Touche was our independent auditors, there were no disagreements between Continucare and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. Deloitte & Touche's reports on the financial statements of Continucare for the two most recent fiscal years, for which Deloitte & Touche was Continucare's independent auditors, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.


                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

(1) Our Annual Report on Form 10-K, as amended by Form 10-K/A, for the year fiscal ended June 30, 1999;

(2) Our Quarterly Report on Form 10-Q, for the three months ended September 30, 1999; and

(3) All other reports filed by Continucare pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of fiscal year 1999.

      We will provide without charge to each person, including any beneficial owner, to whom a proxy statement is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this proxy statement (excluding exhibits unless specifically incorporated by reference into those documents).



                                 OTHER BUSINESS

         As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented at Continucare's 1999 annual meeting of shareholders. If any other business should properly come before Continucare's 1999 annual meeting of shareholders, the persons named in the accompanying proxy will vote thereon as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                              SHAREHOLDER PROPOSALS


         Shareholders interested in presenting a proposal for consideration at our 2000 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 promulgated by the Securities and Exchange Act of 1934. To be eligible for inclusion in our proxy statement and form of proxy relating to the meeting, shareholder proposals must be received by our Corporate Secretary no later than [September __, 2000]. Any shareholder proposal submitted other than for inclusion in our proxy materials for that meeting must be delivered to us no later than [December __, 2000], or such proposal will be considered untimely. If a shareholder proposal is received after [December __, 2000], we may vote in our discretion as to the proposal all of the shares for which we have received proxies for the 2000 annual meeting of shareholders.


                                     By Order of the Board of Directors,

                                     Spencer J. Angel
                                     PRESIDENT, CHIEF EXECUTIVE OFFICER
                                     AND CHIEF OPERATING OFFICER


Miami, Florida

January __, 2000

                                                                       EXHIBIT A




                                                                December 9, 1999

Continucare Corporation
100 Southeast 2nd Street; 36th Floor
Miami, FL 33131
Attention: General Counsel

American Stock Transfer & Trust Company, as Trustee
40 Wall Street
New York, NY 10005
Attention: Corporate Trust Department

         Re: 8% CONVERTIBLE SUBORDINATED NOTES DUE 2002 (THE "SECURITIES"), ISSUED BY CONTINUCARE CORPORATION (THE "COMPANY")

Gentlemen:

         Each of the undersigned (collectively, the "SECURITYHOLDERS") represents that (i) it is the beneficial owner of the principal amount of Securities set forth below under its signature block and (ii) set forth below its signature block is the DTC Participant of such Securityholder for purposes of the Securities. Each of the Securityholders acknowledges and agrees that the Trustee may expressly rely on the foregoing representations in connection with this consent letter and agreement and the First Supplemental Indenture (defined below). In the aggregate, the undersigned constitute the holders of all of the Securities outstanding.

         Reference is hereby made to that certain Indenture between the Company, as issuer, and American Stock Transfer & Trust Company, as Trustee (the "TRUSTEE"), dated as of October 30, 1997 (as the same may heretofore have been or may hereafter be amended, supplemented or otherwise modified, the "INDENTURE"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Indenture.

         The Company has requested that each of the Securityholders consent to the execution and delivery of a First Supplemental Indenture, a form of which is attached hereto as EXHIBIT A (the "FIRST SUPPLEMENTAL Indenture"), which will, among other things, waive payments of interest on the Securities due and owing by the Company as of April 30, 1999 and October 31, 1999, and reduce the rate at which the Securities bear interest. In addition, the Company has requested that each of the Securityholders agree, subject to the effectiveness of the First Supplemental Indenture and the accuracy of the warranties of the Company set forth therein, to convert, no later than twenty
(20) days following the date upon which all of the conditions precedent under the First Supplemental Indenture have been met (the "EFFECTIVE DATE") and in accordance with the procedures set forth in Article XV of the Indenture, its pro-rata share of $31,000,000 principal amount of Securities into fully-paid, nonassessable shares of Common Stock of the Company at a Conversion Price of $2.00 (the "CONVERSION").

         Pursuant to and in accordance with Article IX of the Indenture, each of the Securityholders hereby (i) consents to the execution and delivery of the First Supplemental Indenture by the Company and the Trustee for, among other things, the purposes described above, and (ii) directs and instructs the Trustee to execute and deliver the First Supplemental Indenture. In addition, subject to the effectiveness of the First Supplemental Indenture and the accuracy of the warranties of the Company set forth therein, each of the Securityholders hereby agrees to make the Conversion no later than twenty (20) days following the Effective Date in accordance with and pursuant and subject to the provisions of
Article XV of the Indenture at a Conversion Price of $2.00.

         The Securityholders hereby acknowledge that they have received the advice of counsel regarding this consent letter and agreement, and that no consideration has or shall be provided in connection with this consent letter and agreement. The consent of the Securityholders under this consent letter and agreement shall be irrevocable, and in connection herewith each of the Securityholders hereby waives any right of revocation it may have under Section
7.5 of the Indenture. This consent letter and agreement may be executed by the Securityholders and the Company in counterparts.

                                  Very Truly Yours,


                                  CARRET & COMPANY


                                  By: /s/ Michael A. Nicolais
                                      -------------------------------
                                  Name: Michael A. Nicoalis

                                  Title: Consultant
                                  Par Amount: $2,000,000
                                  DTC PARTICIPANT: BT Alex Brown
                                                   (#0573)


                                  FRANKLIN VALUEMARK FUND


                                  By: /s/ Matt Avery
                                      -------------------------------
                                  Name: Matt Avery
                                  Title: SVP Portfolio Manager
                                  Par Amount: $9,500,000
                                  DTC PARTICIPANT: Bank of New York
                                                   (#901)


                                  FRANKLIN INCOME FUND


                                  By: /s/ Matt Avery
                                      -------------------------------
                                  Name: Matt Avery
                                  Title: SVP Portfolio Manager
                                  Par Amount: $9,500,000
                                  DTC PARTICIPANT: Bank of New York
                                                   (#901)

                                  PECKS MANAGEMENT
                                  PARTNERS LTD.

                                  By:
                                      -------------------------------
                                  Name:
                                       ------------------------------
                                  Title:
                                        -----------------------------
                                  Par Amount: $0
                                  DTC PARTICIPANT:
                                                  -------------------
                                                  (#______)


                                  AXP BOND FUND, INC.


                                  By: /s/ Fredrick C. Quirsfeld
                                      -------------------------------
                                  Name: Fredrick C. Quirsfeld
                                  Title: Vice President
                                  Par Amount: $2,500,000
                                   DTC PARTICIPANT: US Bank (Trust) National
                                                      Association)
                                                      (#2839)


                                  AXP VARIABLE PORTFOLIO -
                                  BOND FUND


                                  By: /s/ Fredrick C. Quirsfeld
                                      -------------------------------
                                  Name: Fredrick C. Quirsfeld
                                  Title: Vice President
                                  Par Amount: $1,000,000
                                   DTC PARTICIPANT: American Express Trust
                                                      Company
                                                      (#2146)

                                  AXP VARIABLE PORTFOLIO -
                                  MANAGED FUND


                                  By: /s/ Fredrick C. Quirsfeld
                                      -------------------------------
                                  Name: Fredrick C. Quirsfeld
                                  Title: Vice President
                                  Par Amount: $1,000,000
                                  DTC PARTICIPANT: American Express Trust
                                                            Company
                                                            (#2146)


                                  MORGAN STANLEY DEAN WITTER
                                  CONVERTIBLE SECURITIES TRUST


                                  By: /s/ Ellen Gold
                                      -------------------------------
                                  Name: Ellen Gold
                                  Title: Vice President Portfolio Manager
                                  Par Amount: $2,000,000
                                  DTC PARTICIPANT: Bank of New York
                                                   (#901)

                         DELAWARE STATE EMPLOYEES
                         RETIREMENT FUND
                         By:  Pecks Management Partners Ltd.
                                  Its Investment Advisor

                                  By: /s/ Robert J. Cresci
                                      -------------------------------
                                  Name: Robert J. Cresci
                                  Title: Principal
                                  Par Amount: $8,335,000
                         DTC PARTICIPANT:  Mercantile Safe Deposit
                                           & Trust (#976)


                         DECLARATION OF TRUST FOR THE DEFINED
                         BENEFIT PLANS OF ICI AMERICAN
                         HOLDINGS, INC.


                         By:  Pecks Management Partners Ltd.
                                  Its Investment Advisor

                                  By: /s/ Robert J. Cresci
                                      -------------------------------
                                  Name: Robert J. Cresci
                                  Title: Principal
                                  Par Amount: $2,440,000
                         DTC PARTICIPANT: State Street Bank (#997)


                         DECLARATION OF TRUST FOR THE DEFINED
                         BENEFIT PLANS OF ZENECA HOLDINGS,
                         INC.


                         By:  Pecks Management Partners Ltd.
                                  Its Investment Advisor

                                  By: /s/ Robert J. Cresci
                                      -------------------------------
                                  Name: Robert J. Cresci
                                  Title: Principal
                                  Par Amount: $1,685,000
                         DTC PARTICIPANT:  State Street Bank (#997)

                         THE J.W. MCCONNELL FAMILY
                         FOUNDATION
                         By:  Pecks Management Partners Ltd.
                                  Its Investment Advisor

                                  By: /s/ Robert J. Cresci
                                      -------------------------------
                                  Name: Robert J. Cresci
                                  Title: Principal
                                  Par Amount: $1,040,000
                         DTC PARTICIPANT:  Bank of New York (#901)

Acknowledged and Agreed:


CONTINUCARE CORPORATION

By: /s/ Spencer J. Angel
    -----------------------------
Name: Spencer J. Angel
Title: President

                                    EXHIBIT A

                                       8%
                         Convertible Subordinated Notes
                                    due 2002



        -----------------------------------------------------------------

                          FIRST SUPPLEMENTAL INDENTURE

                        dated as of ______________, 1999

                                       to

                                    INDENTURE

                          dated as of October 30, 1997

        -----------------------------------------------------------------



                       CONTINUCARE CORPORATION, as Issuer

                                       and



                             AMERICAN STOCK TRANSFER
                           & TRUST COMPANY, as Trustee

         THIS FIRST SUPPLEMENTAL INDENTURE to the Indenture (as defined below) (this "FIRST SUPPLEMENTAL INDENTURE") is dated as of ___________________, 1999, and is made between Continucare Corporation, a Florida corporation (the "COMPANY") and American Stock Transfer & Trust Company, a New York corporation, as trustee (the "TRUSTEE").


                                    RECITALS:
                                    ---------


         A. Pursuant to an Indenture dated as of October 30, 1997 between the Company and the Trustee (as the same may heretofore have been or may hereafter be amended, supplemented or otherwise modified, the "INDENTURE"), the Company issued its 8% Convertible Subordinated Notes due 2002 (the "SECURITIES").

         B. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

         C. Section 9.2 of the Indenture provides that the Company and the Trustee, upon the written consent of the holders of each of the then outstanding Securities, may amend or supplement the Securities and the Indenture.

         D. The Company (subject to SECTION 3(c) below) and the Trustee (subject to SECTION 3(A) below) are duly authorized to execute and deliver this First Supplemental Indenture pursuant to Article IX of the Indenture.

         E. All of the conditions and requirements necessary to make this First Supplemental Indenture, when duly executed and delivered, a valid and binding agreement, enforceable in accordance with its terms (subject to the satisfaction of the conditions set forth in SECTION 3 below), have been performed and fulfilled.

         NOW, THEREFORE, in consideration of the premises, and intending to be legally bound hereby, it is hereby agreed (subject to the satisfaction of the conditions set forth in SECTION 3 below and in reliance upon the warranties set forth in SECTION 4 below) as follows:

         1. AMENDMENTS. Pursuant to Section 9.2 of the Indenture, the Indenture is hereby amended as follows:

                  (a) The following defined term is hereby added to Section 1.1 of the Indenture in its appropriate alphabetical order:

                  " "Consent Letter and Agreement" shall mean that certain Consent Letter and Agreement, dated as of December 9, 1999, between each of the holders of the Securities, the Company and the Trustee. "

                  (b) Section 2.6(a) of the Indenture is hereby amended by adding the following proviso at the end thereof:

                  " ; PROVIDED that notwithstanding anything to the contrary contained herein or in the Securities, from November 1, 1999 through and including the Maturity Date, each Security will bear interest at the rate of 7% per annum. "

                  (c) The second paragraph of Section 15.1 of the Indenture is hereby amended and restated as follows:

                  " The initial Conversion Price is stated in the Securities and is subject to adjustment as provided in this Article Fifteen. Notwithstanding anything to the contrary contained herein or in the Securities, (a) with respect to an aggregate $31,000,000 in principal amount of the Securities, the Conversion Price shall be as provided in the Consent Letter and Agreement, (b) from the date of this First Supplemental Indenture through and including October 31, 2000, the Conversion Price shall be equal to $7.25 (the "Interim Conversion Price"), and (c) from November 1, 2000 through and including the Maturity Date, the Conversion Price shall be equal to $2.00 (the "Reduced Conversion Price). The Interim Conversion Price and the Reduced Conversion Price shall be subject to adjustment as provided in this Article Fifteen; PROVIDED that (i) the Interim Conversion Price shall in no event be greater than $7.25 and (ii) the Reduced Conversion Price shall in no event be greater than $2.00. "

         2.  WAIVERS.

         2.1 For purposes of this First Supplemental Indenture, (a) the "EXISTING EVENT OF DEFAULT" shall mean the Event of Default existing as of the date of this First Supplemental Indenture under Section 5.1(b) of the Indenture and arising from the failure by the Company to make the payment of interest on the Securities due and owing as of April 30, 1999, and (b) the "EXISTING DEFAULT" shall mean the Default existing as of the date of this First Supplemental Indenture under Section 3.1 of the Indenture and arising from the failure by the Company to make the payment of interest on the Securities due and owing as of October 31, 1999.

         2.2 Subject to and upon the terms and conditions hereof, the Trustee hereby waives the Existing Event of Default, the Existing Default and any Event of Default which would arise from the Existing Default.

         2.3 Except as specifically set forth herein, nothing contained in this First Supplemental Indenture shall be deemed a waiver of (or otherwise affect the Trustee's ability to enforce) any other Default or Event of Default, including, without limitation, any Default or Event of Default arising at any time after the date of this First Supplemental Indenture.

         3. CONDITIONS PRECEDENT. As a condition precedent to the effectiveness of this First Supplemental Indenture and the terms hereof, each of the following shall have occurred prior to February 15, 2000:

         (a) the Consent Letter and Agreement shall have been executed and delivered by each of the holders of the outstanding Securities;

         (b) the Company shall have procured a loan from a financial institution, which shall be guaranteed by guarantors reasonably acceptable to the holders of the Securities and in an amount not less than $3,000,000, upon terms and conditions reasonably satisfactory to the Company and a majority of the holders of the Securities;

         (c) in accordance with and to the extent required by the Company's organizational documents or the Florida Business Corporation Act, this First Supplemental Indenture and the transactions contemplated hereby shall have been approved by the holders of the Company's common stock;

         (d) this First Supplemental Indenture shall have been executed and delivered by each of the parties hereto; and

         (e) the number of directors on the Company's Board of Directors shall have been increased to five (5), two (2) of which directors shall have been designated by the holders of the Securities (the "Holder Directors").

         If any of the foregoing conditions precedent has not been satisfied prior to February 15, 2000, this First Supplemental Indenture shall become null and void and be of no further force and effect. On the date that is the earlier of (i) the date upon which each condition precedent set forth in this Section 3 has been satisfied, and (ii) February 15, 2000, the Company shall deliver a certificate to the Trustee (upon which the Trustee may conclusively rely) which certifies as to the whether or not each condition precedent set forth in this
Section 3 has been satisfied.

         4. WARRANTIES. The Company hereby warrants as of the date hereof that:

         (a) Subject to SECTION 3(c), the Company has full power and authority (including full corporate power and authority) to execute and deliver this First Supplemental Indenture and to perform its obligations hereunder, and assuming the due authorization, execution and delivery of this Agreement by the Trustee, this First Supplemental Indenture constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and principles of equity;

         (b) After giving effect to this First Supplemental Indenture, no Default or Event of Default (other than the Existing Default and the Existing Event of Default) has occurred and is continuing; and

         (c) It has entered into a valid and binding agreement with certain holders of the Securities to promptly increase the number of directors on the Company's Board of Directors to seven (7), three (3) of which directors shall be Charles Fernandez, Phillip Frost and Spencer Angel, two (2) of which directors shall be the Holder Directors, and the final two (2) of which directors shall be elected by the Company's Board of Directors and approved by the Holder Directors.

         5. RESERVATION OF RIGHTS. The Trustee hereby expressly reserves all rights granted to the Trustee under the Indenture.

         6. FULL FORCE AND EFFECT. As hereby modified, the Indenture shall remain in full force and effect and is hereby ratified, approved and confirmed in all respects.

         7. COUNTERPARTS. This First Supplemental Indenture may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute the instrument by signing such counterpart.

         8. GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

         IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be signed and acknowledged by their respective officers thereunto duly authorized as of the day and the year first-above written.

                                             CONTINUCARE CORPORATION


                                             By:
                                                -------------------------------
                                             Name: Spencer Angel
                                             Title: President

Attest:

------------------------------


                                             AMERICAN STOCK TRANSFER
                                             & TRUST COMPANY, as Trustee


                                             By:
                                                -------------------------------
                                             Name:
                                                  -----------------------------
                                             Title:
                                                   ----------------------------

Attest:

------------------------------

                             CONTINUCARE CORPORATION


                        THIS PROXY IS SOLICITED ON BEHALF
                       OF THE COMPANY'S BOARD OF DIRECTORS


                                  COMMON STOCK


The undersigned, a holder of common stock of Continucare Corporation, a Florida corporation, hereby appoints Spencer J. Angel and Raquel Libman, and each of them, acting alone, as proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of stock of the Company held of record by the undersigned at the close of business on January 12, 2000 at the Annual Meeting of Shareholders of the Company, to be held on Tuesday, February 15, 2000, at 10:00 a.m., local time, at ____________________________ and at any adjournment(s) or postponement(s) thereof.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND THE OTHER PROPOSALS SET FORTH.

(1)   ELECTION OF DIRECTORS CHARLES M. FERNANDEZ, DR. PHILLIP FROST AND SPENCER
      J. ANGEL, as directors.


            [ ] VOTE FOR all nominees listed above, except as marked to the contrary below.



            [ ]   VOTE WITHHELD from all nominees listed above.


            [ ] VOTE FOR all nominees listed above, except vote withheld from the following nominees (if any):

                  ------------------------------------------------------


(2) PROPOSAL to Approve the Restructuring of the Company's Convertible Subordinated Notes.



               [ ] FOR    [ ] AGAINST    [ ] ABSTAIN


(3) Upon such other matters as may properly come before the Annual Meeting and any adjournments thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof.

                               (see reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED `FOR' ALL OF THE PROPOSALS.

The undersigned hereby acknowledges receipt of (1)the Notice of Annual Meeting for the 1999 Annual Meeting, (2) the Proxy Statement and (3) the Company's 1999 Annual Report to Shareholders.



                                         Dated _________________________ , 1999


                                         ______________________________________
                                                   (Signature)

                                         ______________________________________
                                               (Signature if held jointly)


IMPORTANT: Please sign exactly as your name appears and mail it promptly even though you now plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED.

NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.